                           ALGONQUIN POWER INCOME FUND

                         MANAGEMENT INFORMATION CIRCULAR

                                 MARCH 23, 2006

                             SOLICITATION OF PROXIES

      THIS MANAGEMENT INFORMATION CIRCULAR ("CIRCULAR") IS FURNISHED IN
CONNECTION WITH THE SOLICITATION OF PROXIES BY OR ON BEHALF OF THE MANAGEMENT OF
ALGONQUIN POWER INCOME FUND (THE "FUND") FOR USE AT THE ANNUAL MEETING (THE
"MEETING") OF UNITHOLDERS ("UNITHOLDERS") OF THE FUND TO BE HELD ON THURSDAY,
APRIL 27,2006 (EASTERN TIME) AT 4:00 P.M. AT THE OFFICES OF BLAKE, CASSELS &
GRAYDON LLP, 23RD FLOOR, 199 BAY STREET, TORONTO, ONTARIO OR ANY ADJOURNMENT
THEREOF. The solicitation will be made primarily by mail, but proxies may also be solicited personally, in writing or by telephone by employees of Algonquin
Power Management Inc. (the "MANAGER"), the trustees ("TRUSTEES") of the Fund or by the Fund's transfer agent, CIBC Mellon Trust Company, at a nominal cost.
The costs of solicitation will be borne by the Fund.

      The information contained in this Circular is given as at March 23, 2006, unless otherwise indicated. All dollar amounts in this Circular are expressed in
Canadian dollars unless otherwise indicated.

                             APPOINTMENT OF PROXIES

      The persons named in the enclosed form of proxy are Trustees. EACH
UNITHOLDER HAS THE RIGHT TO APPOINT A PERSON OTHER THAN ANY PERSON NAMED IN THE
ENCLOSED FORM OF PROXY, WHO NEED NOT BE A UNITHOLDER, TO REPRESENT THE
UNITHOLDER AT THE MEETING. This right may be exercised by inserting the name of the person to be appointed by the Unitholder in the space provided in the form of proxy and by striking out the names of the management nominees or by completing another proper form of proxy.

      To be effective, proxies must be deposited with the Fund, c/o CIBC Mellon
Trust Company, 320 Bay Street, P.O. Box 1, Toronto, Ontario, M5H 4A6, not later than 4:00 p.m. (Eastern Daylight Savings Time) on Tuesday, April 25, 2006 or, if
the Meeting is adjourned, not later than 48 hours, excluding Saturdays and holidays, preceding the time of such adjourned meeting. Proxies may also be delivered to the chair of the Meeting before the commencement of the Meeting or any adjournment thereof.

SPECIAL INSTRUCTIONS FOR NON-REGISTERED UNITHOLDERS

      Only registered Unitholders, or the persons that they appoint as their proxies, are permitted to attend and vote at the Meeting. However, in many cases, units (the "UNITS") of the Fund beneficially owned by a Unitholder (a
"NON-REGISTERED HOLDER") are registered:

                                      - 2 -

      (a)   in the name of an intermediary that the Non-Registered Holder deals with such as banks, trust companies, securities dealers or brokers and trustees or administrators of registered plans; or

      (b)   in the name of a depository (such as The Canadian Depository for
            Securities Limited) of which the intermediary is a participant.

      In accordance with the requirements of National Instrument 54-101, the
Fund will be distributing copies of the meeting materials to intermediaries for further distribution to Non-Registered Holders. Intermediaries are required to forward the meeting materials to Non-Registered Holders and receive voting instructions from them unless a Non-Registered Holder has waived the right to receive the meeting materials. Intermediaries often use service companies to forward the meeting materials to Non-Registered Holders. Generally,
Non-Registered Holders who have not waived the right to receive the meeting materials will:

      (a)   be given a voting instruction form which must be completed and signed by the Non-Registered Holder in accordance with the voting instruction form (which may, in some cases, permit the completion of the voting instruction form by telephone, fax or internet); or

      (b)   less typically, be given a proxy which has already been signed by the intermediary, restricted as to the number of Units beneficially owned by the Non-Registered Holder, but which is otherwise uncompleted. The Non-Registered Holder who wishes to submit the proxy should otherwise properly complete and deposit it with the
            Fund or CIBC Mellon Trust Company, as described above. This proxy need not be signed by the Non-Registered Holder.

      The purpose of these procedures is to permit Non-Registered Holders to direct the voting of the Units which they beneficially own. Should a
Non-Registered Holder who receives a proxy signed by the intermediary wish to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons named in the proxy and insert the name of the
Non-Registered Holder (or such other person) in the blank space provided. A
Non-Registered Holder who receives a voting instruction form should follow the corresponding instructions on the form. NON-REGISTERED HOLDERS SHOULD CAREFULLY
FOLLOW THE INSTRUCTIONS OF THEIR INTERMEDIARIES AND THEIR INTERMEDIARIES'
SERVICE COMPANIES ON THE REQUEST FOR INSTRUCTIONS OR PROXY FORM PROVIDED TO
THEM.

                              REVOCATION OF PROXIES

      A UNITHOLDER WHO HAS GIVEN A PROXY MAY REVOKE THE PROXY BY AN INSTRUMENT
IN WRITING, including another proxy, duly executed by the Unitholder or by his or her attorney authorized in writing, deposited with the Fund as provided above. A Unitholder may also revoke a proxy in any other manner permitted by law, but prior to the exercise of such proxy in respect of any particular matter.

                                      - 3 -

                                 VOTING OF UNITS

      On any ballot that may be called for, the persons designated in the enclosed form of proxy will vote for, vote against or withhold from voting the
Units in respect of which they are appointed by proxy in accordance with instructions of the Unitholder indicated on the proxy. If a Unitholder has specified in his or her form of proxy how his or her Units will be voted or withheld from voting, the Units will be voted accordingly. IN THE ABSENCE OF
INSTRUCTIONS WITH RESPECT TO A PARTICULAR RESOLUTION, THE UNITS WILL BE VOTED IN
FAVOUR OF THE RESOLUTION AS INDICATED UNDER THE APPROPRIATE HEADING IN THIS
CIRCULAR.

      The enclosed form of proxy confers discretionary authority with respect to amendments or variations to the matters identified in the notice of meeting and other matters which may properly come before the Meeting. At the date of this
Circular, management of the Fund is not aware of any amendments, variations or other matters to come before the Meeting.

                                  VOTING UNITS

      On March 23, 2006, the Fund had outstanding a total of 69,691,592 Units, each carrying the right to one vote per Unit. All Unitholders of record at the close of business on March 27, 2006, the record date established for notice of the Meeting, will be entitled to vote at the Meeting, or any adjournment thereof, either in person or by proxy.

      As of March 23, 2006, to the knowledge of the Trustees and officers of the
Manager, no person beneficially owned, directly or indirectly, or exercised control or direction over, Units carrying more than 10% of the votes attached to all Units.

                      MATTERS TO BE ACTED ON AT THE MEETING

RECEIPT OF FINANCIAL STATEMENTS

      The audited consolidated financial statements of the Fund for its fiscal year ended December 31, 2005 will be presented at the Meeting.

APPOINTMENT OF AUDITORS

      The persons named in the enclosed form of proxy intend to vote in favour of the resolution appointing KPMG LLP, Chartered Accountants, Toronto, Ontario,
as auditors of the Fund to hold office until the next annual meeting of
Unitholders or until their successors are appointed and authorizing the Trustees to fix the remuneration of the auditors, in each case, unless the Unitholder who has given the proxy has directed that the Units represented thereby be withheld from voting in respect of the appointment of auditors. KPMG LLP were first appointed auditors of the Fund on September 8, 1997.

                                      - 4 -

      For the financial year ended December 31, 2005 and December 31, 2004, KPMG
LLP charged the following fees to the Fund:

SERVICES                         2005 FEES ($)                   2004 FEES ($)
--------                         -------------                   -------------

Audit                              215,000                         190,500

Audit-Related(1)                   191,540                         196,500

Tax Fees(2)                        281,600                         211,000

All Other Fees                         Nil                             Nil

NOTES:

(1)   For assurance and related services that are reasonably related to the performance of the audit or review of the Fund's financial statements and not reported under Audit Fees, including prospectus advice, accounting advice, French translation services and audits of Algonquin Sanger Power
      LLC, Litchfield Park Service Company and the Long Sauit Partnership.

(2)   For tax compliance, advice and planning services.

AUDIT COMMITTEE

      Disclosure regarding (a) composition of the Fund's audit committee (the
"AUDIT COMMITTEE"); (b) the relevant education and experience of the members of the Audit Committee; and (c) the Audit Committee's pre-approval policies and procedures may be found in the Fund's annual information form for its financial year ended December 31, 2005 (the "ANNUAL INFORMATION FORM") under the heading
"Audit Committee", which section is hereby incorporated by reference herein.

      In addition, a copy of the Audit Committee's charter can be found at
Schedule B to the Annual Information Form.

APPOINTMENT OF TRUSTEES

      The Fund currently has three Trustees. Under the Fund's declaration of trust (the "DECLARATION OF TRUST"), the Trustees are to be appointed annually either by resolution of a majority of votes cast at a meeting of Unitholders or by a resolution in writing executed by Unitholders holding at least 66 2/3% of the outstanding Units of the Fund.

      The persons named in the enclosed form of proxy intend to vote for the appointment as Trustees the proposed nominees whose names are set out below, unless the Unitholder who has given such proxy has directed that the Units represented thereby be withheld from voting in the appointment of Trustees.
Management does not contemplate that any of the proposed nominees will be unable to serve as a Trustee but, if that should occur for any reason prior to the
Meeting, the persons named in the enclosed form of proxy reserve the right to vote for another nominee in their discretion. Each Trustee appointed at the
Meeting will hold office until the next annual meeting or until his or her successor is duly elected or appointed in accordance with the

                                      - 5 -

Declaration of Trust. Each Trustee will also serve as a member of the Fund's
Audit Committee and Corporate Governance Committee.

      The following table sets forth certain information with respect to the three persons proposed for nomination for appointment as Trustees, including the number of Units beneficially owned or over which control or direction was exercised as at the date of this Circular.

NAME AND MUNICIPALITY                                                 SERVED AS            NUMBER OF UNITS
OF RESIDENCE                PRINCIPAL OCCUPATION                      TRUSTEE FROM         BENEFICIALLY OWNED
---------------------       --------------------                      ------------         ------------------

Christopher J. Ball         Executive Vice President, Corpfinance     October 22, 2002     2,000
Toronto, Ontario, Canada    International Limited (financial
                            services)

Kenneth Moore               Managing Partner, NewPoint Capital        December 18, 1998    6,000
Toronto, Ontario, Canada    Partners Inc. (investment banking)

George L. Sleeves           Principal, True North Energy (1169417     September 8, 1997    5,718(1)
Aurora, Ontario, Canada     Ontario Inc.) (energy consulting firm)

(1) Mr. Steeves' directly owns 2,804 Units and Mr. Steeves' spouse owns 2,914
Units. Mr. Steeves exercises control and direction over the Units owned by his spouse.

Note: The information as to Units beneficially owned or over which control or direction is exercised, not being within the knowledge of the Fund, has been furnished by the proposed nominees.

                            REMUNERATION OF TRUSTEES

      As of December 1, 2005, Trustees are entitled to receive remuneration from the Fund in the amount of $24,000 per year. As well, the Chairperson of each of the Trustees, the Audit Committee and the Corporate Governance Committee are
entitled to receive additional remuneration from the Fund in the amount of
$5,000 per year.

      Trustees are also entitled to receive additional remuneration for attending extraordinary meetings of the Trustees or of a committee of the
Trustees in the amount of $1,500 per meeting in person and $750 for meetings attended by telephone. The Trustees are entitled to be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the conduct of
Fund business. The Fund paid the Trustees total remuneration of $179,250 in the fiscal year ended December 31, 2005.

                             MANAGEMENT OF THE FUND

MANAGEMENT AGREEMENT

General

      Algonquin Power Fund (Canada) Inc. ("ALGONQUIN CANADA"), Algonquin Holdco
Inc. and Algonquin Power Trust (collectively, "ALGONQUIN") and the Manager, a corporation wholly-owned by the principals of Algonquin Power Corporation Inc., are parties to a management agreement (the "MANAGEMENT AGREEMENT") under which the Manager provides management

                                       - 6 -

services (the "MANAGEMENT SERVICES") for the Fund businesses. The Management
Services provided include advice and consultation concerning business planning, support, guidance and policy making and general management services. Senior officers of the Manager also act as senior officers of the Fund's related entities. Specific functions performed by the Manager include: (i) managing accounting and financial services; (ii) assisting in the preparation of financial statements; (in) negotiating and communicating with third parties with respect to contractual and other matters; (iv) arranging external professional and non-professional services; (v) assisting in providing human resources; and
(vi) advising on acquisitions and sales of subsidiaries and/or businesses.

      In exercising its powers and discharging its duties under the Management
Agreement, the Manager is required to exercise the degree of care, diligence and skill that a reasonable, prudent advisor or manager having responsibility for management of a similar business would exercise in comparable circumstances.

      The Manager is compensated for its services as follows: (i) the Manager is paid an annual fee of $661,308 per calendar year payable in quarterly instalments of $165,327, adjusted annually for changes in the Canadian consumer price index (the "ANNUAL FEE"); (ii) the Manager is paid incentive fees based on
25% of Distributable Cash per Trust Unit in excess of $0.92 per annum; and (iii)
the Manager is reimbursed for its costs and expenses incurred in the performance of the Management Services (collectively, the "MANAGEMENT FEES").

      For the fiscal period ended December 31, 2005, the Fund, directly or indirectly, paid to the Manager a total of $0.8 million, including the Annual
Fee, benefits expenses and reimbursement of out-of-pocket expenses incurred in connection with its duties under the Management Agreement. No incentive fees were paid to the Manager in 2005.

      The Management Agreement's term expires on December 31, 2012 and on expiry of the initial term, is renewable for rolling five year terms. Algonquin or the
Manager may terminate the Management Agreement immediately in the event of the insolvency or receivership of the other party or in the case of default by the other party in a material obligation under the Management Agreement which is not remedied within thirty (30) days, other than a failure of performance which results from an event of force majeure. In addition, Algonquin may terminate the
Management Agreement on thirty (30) days notice to the Manager if there is a substantial deterioration in the businesses of Algonquin and the Unitholders approve the termination by extraordinary resolution or there is a change of control of the Manager, other than a change of control to which the Fund consents. The Manager may terminate the Management Agreement at any time on twelve (12) months' notice.

      The Management Agreement contains provisions to regulate any conflicts of interest which may arise and provides for indemnification by the Manager of
Algonquin in certain circumstances. The Management Agreement may be assigned by the Manager only with the consent of Algonquin.

      The head office of the Manager is located at 2845 Bristol Circle,
Oakvilie, Ontario L6H 7H7.

                                      - 7 -

OPERATIONS SUPERVISORY AGREEMENT

      Algonquin and Algonquin Power Systems Inc. ("POWER SYSTEMS"), which is owned by the same shareholders as the Manager, are parties to an operations supervisory agreement (the "OPERATIONS SUPERVISORY AGREEMENT"), pursuant to which Power Systems provides certain operations related services (the
"OPERATIONS SUPERVISORY SERVICES") which are beyond the scope of the operations and maintenance services agreements which have been entered into between the entities which own the various facilities and Power Systems. Specific functions include: (i) planning of capital repairs; (ii) compliance monitoring for environmental permits; and (iii) administration of power purchase agreements. it contains similar provisions regarding standard of care and conflicts of interest as the Management Agreement.

      Power Systems does not receive any payment of fees in connection with its services under the Operations Supervisory Agreement and is paid on a cost reimbursement basis only.

      For the fiscal period ended December 31, 2005, the Fund, directly or indirectly, paid to Power Systems a total of $13.9 million, which amounts relate solely to expenses for which Power Systems was reimbursed pursuant to the
Operations Supervisory Agreement.

      The Operations Supervisory Agreement is coterminous with the Management
Agreement.

      The head office of Power Systems is located at 2845 Bristol Circle,
Oakville, Ontario L6H 7H7.

ADMINISTRATION AGREEMENT

      The Manager administers the Fund pursuant to an administration agreement
(the "ADMINISTRATION AGREEMENT") entered into between the Fund and the Manager under which it is responsible for the administration and management of the affairs of the Fund. Specific functions include, among other things: (i)
preparing all returns, filings and documents; (ii) providing advice with respect to the Fund's obligations as a reporting issuer; (iii) providing investor relations services; and (iv) providing audit, accounting, engineering, legal, insurance and other professional services. The Administration Agreement contains similar provisions regarding standard of care as the Management Agreement.

      The Manager is reimbursed for its reasonable out-of-pocket expenses incurred in administering the Fund. These expenses are included in the $0.8 million, including reimbursable expenses, paid to the Manager under the
Management Agreement for the fiscal period ended December 31, 2005.

      The Administration Agreement is coterminous with the Management Agreement.

                                      - 8 -

DIRECTORS AND SENIOR OFFICERS OF THE MANAGER AND POWER SYSTEMS

      The name and municipality of residence and office held with the Manager and Power Systems of each director and senior officer of the Manager and Power
Systems are as follows:

NAME AND MUNICIPALITY OF RESIDENCE         OFFICE
----------------------------------         ------

Christopher K. Jarratt                     Chief Executive Officer and Director, Algonquin Power
Oakviile, Ontario                          Management Inc. and Director, Algonquin Power Systems Inc.

Ian E. Robertson                           Vice-President and Director, Algonquin Power Management Inc.
Oakviile, Ontario                          and Director, Algonquin Power Systems Inc.

David C. Kerr                              Vice-President, Secretary and Director, Algonquin Power
Toronto, Ontario                           Management Inc. and Secretary and Director, Algonquin Power
                                           Systems Inc.

John M. H. Huxley(1)                       Vice-President and Director, Algonquin Power Management Inc.
Toronto, Ontario                           and Director, Algonquin Power Systems Inc.

Peter Kampian                              Chief Financial Officer, Algonquin Power Management Inc.,
Cambridge, Ontario                         Algonquin Power Systems Inc. and Algonquin Power Income Fund

Robert B. Dodds                            President, Algonquin Power Systems Inc.
Mississauga, Ontario

NOTES:

(1)   Mr. John Huxley, a Vice-President and director of the Manager has been on a medical leave of absence since October 2003.

      Messrs. Jarratt, Robertson, Kerr and Huxley collectively own all of the issued and outstanding shares of each of the Manager and Power Systems.

      Messrs. Kampian and Dodds became employees of Algonquin Power Trust in
2002 but retain their positions as officers with the Manager and Power Systems.

      The Manager, Power Systems and their directors, officers and shareholders hold, in the aggregate, 81,450 Units as of March 23, 2006.

                             EXECUTIVE COMPENSATION

STATEMENT OF EXECUTIVE COMPENSATION

      The following table provides a summary of compensation for the fiscal years ended December 31, 2003, December 31, 2004 and December 31, 2005:

      (a)   earned by Peter Kampian, an employee of Algonquin Power Trust, a wholly-owned subsidiary trust of the Fund, who is also Chief
            Financial Officer of the Fund and the Manager; and

                                      - 9 -

      (b)   payable by the Manager to its three most highly compensated executive officers (whose total annual salary and bonus for the fiscal year ended December 31, 2005 exceeded $150,000), to the extent such compensation is attributed to the Management Fees or other payments from the Fund to the Manager for the Management
            Services.

      The Fund does not have a Chief Executive Officer or any other executive officers, with the exception of a Chief Financial Officer, as these roles are performed by the Manager. No other executive officers of the Manager provided
Management Services to the Fund during the fiscal year ended December 31, 2005, other than those executive officers of the Manager listed in the table below.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------
                                                           ANNUAL COMPENSATION
                                               -------------------------------------------
   NAME AND PRINCIPAL                                                       OTHER ANNUAL          ALT OTHER
        POSITION             FINANCIAL YEAR      SALARY        BONUS      COMPENSATION*(1)     COMPENSATION(2)
---------------------------------------------------------------------------------------------------------------
                                                  ($)           ($)             ($)                  ($)
---------------------------------------------------------------------------------------------------------------

  PeSer Kampian, Chief            2005           202,200      75,000            Nil                 6,065
   Financial Officer,             2004           200,000      50.000            Ni!                 4,896
 Algonquin Power income           2003           157,206      75,000            Nil                 4,629
Fund and Algonquin Power
     Management Inc.
---------------------------------------------------------------------------------------------------------------
   Chris JarraU, Chief            2005          161,927         Nil             Nil                 4,858
  Executive Officer and           2004          160,165         Nil             Nil                 4,860
   Director, Algonquin            2003          556,870         Nil             Nil                 4,680
  Power Management inc.
---------------------------------------------------------------------------------------------------------------
     Ian Robertson,               2005          161,927         Nil             Nil                 4,E58
   Vice-President and             2004          160,165         Nil             Nil                 4,860
   Director, Algonquin            2003          156,870         Nil             Nil                 4,680
  Power Management Inc.
---------------------------------------------------------------------------------------------------------------
       David Kerr,                2005          161,927         Nil             Nil                4,8 58
     Vice-President,              2004          160,165         Nil             Nil                 4,860
 Secretary and Director,          2003          156,870         Nil             Nil                 4,680
     Algonquin Power
     Management Inc.
---------------------------------------------------------------------------------------------------------------

NOTES:

(1)   Perquisites and other personal benefits do not exceed the lesser of
      $50,000 and !0% of the total of the annual salary and bonus and are therefore not reported.

                                     - 10 -

(2)   Amounts shown for Mr. Kampian are Algonquin Power Trust's contribution for
      Mr. Kampian under a deferred profit sharing plan for Algonquin employees
      (the "DPSP"). Under die DPSP, Algonquin Power Trust matches employee contributions to a Group RRSP to a maximum of 3% of annual salary. Amounts shown for Messrs. Jarratt, Robertson and Kerr, who do not participate in the DPSP, are RRSP contribution payments made by the Manager directly to such individuals equal to 3% of their respective salaries. The Fund reimbursed the Manager for such RRSP contribution payments.

(3)   The Manager was reimbursed a total of $52,000 by the Fund for the fiscal year ended December 31, 2005 for premiums paid by the Manager for life insurance policies for which an affiliate of the Manager, Algonquin Power
      Corporation Inc., is the beneficiary. Messrs. Jarratt, Robertson, Kerr and
      Huxley are the sole shareholders of Algonquin Power Corporation Inc.
      Currently, these policies have a total cash surrender value of $380,000.

(4)   Mr. John Huxley, a Vice-President and director of the Manager has been on a medical leave of absence since October 2003. No salary has been paid or other payments made by the Manager to Mr. Huxley in connection with the
      Management Services since that time.

REPORT ON EXECUTIVE COMPENSATION

      The Fund's compensation policy is designed to incorporate a "pay for performance" philosophy. The policy has been established to encourage and reward employees on the basis of individual and business performance. Compensation for employees is comprised of two components -- base salary and annual bonus incentive.

Base Salary

      Base salaries are established at levels which are meant to be competitive with other companies, investment trusts and entities similar to and of comparable size to the Fund. Base salaries are determined following an assessment of the employee;s past performance, experience, level of responsibility and importance of the position. Base salaries are not based on any specific relationship to the performance of the Fund and are typically reviewed annually by the Manager in consultation with the Trustees.

Annual Bonus Incentive

      Employees are entitled to participate in an incentive bonus plan. Bonuses are calculated and paid annually under the bonus plan. The allocation of bonuses among all participants is determined annually by the Manager in consultation with the Trustees.

      This report is submitted by the Corporate Governance Committee of the
Trustees.

(Signed) George Steeves (Chair)                           (Signed) Kenneth Moore

                            (Signed) Christopher Ball

                                     - 11 -

PERFORMANCE GRAPH

      The following graph compares the Fund's cumulative total Unitholder return
(assuming an investment of $100 on January 1, 2001) on the Units during the period January 1, 2001 to December 31, 2005 with the cumulative returns of the
S&P/TSX Composite Stock Index during the same period:

                                  [LINE CHART]

                  (ASSUMING REINVESTMENT OF ALL DISTRIBUTIONS)

                   STATEMENT OF CORPORATE GOVERNANCE PRACTICES

      During the past year, the corporate governance disclosure obligations for reporting issuers listed on the Toronto Stock Exchange ("TSX") have changed due to the introduction by the Canadian Securities Administrators of National
Instrument 58-101 -- Disclosure of Corporate Governance Practices (the "NATIONAL
INSTRUMENT") and National Policy 58-201 -- Corporate Governance Guidelines (the
"NATIONAL POLICY"), both of which came into force on June 30, 2005 and effectively replaced the Corporate Governance Guidelines of the TSX.
Concurrently, amendments were made to Multilateral Instrument 52-110 -Audit
Committees ("MI 52-110"). The National Policy sets out a series of guidelines for effective corporate governance (the "GUIDELINES"). The Guidelines address matters such as the constitution and independence of boards, the functions to be performed by boards and their committees and the effectiveness and education of board members. The National Instrument requires the disclosure by each listed reporting issuer of its approach to corporate governance with reference to the
Guidelines as it is recognized that the unique characteristics of individual entities will result in varying degrees of compliance.

                                     - 12 -

      The Trustees consider that the Fund has complied with the Guidelines to the extent reasonably possible given its structure and agreements with the
Manager. Set out below is a description of the Fund's approach to corporate governance in relation to the Guidelines.

TRUSTEES

      In accordance with Ml 52-110, a Trustee is independent if the Trustee has no direct or indirect material relationship with the Fund. A "material relationship" is in turn defined as a relationship which could, in the view of the Fund, be reasonably expected to interfere with such Trustee's independent judgement. In determining whether a particular Trustee is "independent", the
Fund considers the factual circumstances of each Trustee in the context of the
Guidelines.

      Based upon information provided by the Trustees as to their individual circumstances, the Fund has determined that all of the Trustees, including
Kenneth Moore, the Chair of the Trustees, are "independent" within the meaning of MI 52-110 for the following reasons: (a) the Trustees are entirely independent of the Manager; (b) none of them has received remuneration from the
Fund in excess of Trustee retainers or fees; and (c) none of them has a material relationship with the Fund (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Fund) other than as a Trustee. None of these individuals could therefore be reasonably perceived to be in a position that might materially interfere with their independent judgment and their ability to act in the best interests of the Fund.

      The Trustee's written mandate requires the Trustees to hold meetings at least annually (either regularly scheduled or unscheduled) at which management of the Fund or the Manager is not present. Since January 1, 2005, there have been four (4) meetings of the Trustees in the absence of members of management of the Fund or the Manager.

      Since January 1, 2005, the Trustees have held 28 meetings, at which all of the Trustees were present.

MANDATE OF THE TRUSTEES

      The Trustees have a written mandate to set the strategic direction of the
Fund and to oversee its implementation by management of the Fund and the
Manager. A copy of the Trustee mandate is set forth in Schedule "A".

POSITION DESCRIPTIONS

      The Trustees have developed position descriptions for the Chair of the
Trustees and the Chair of each committee of the Trustees (the "COMMITTEE
CHAIRS") in order to delineate their respective roles and responsibilities.

      The position description of the Chair of the Trustees requires that the
Chair provide leadership for the Trustees and serves as chair of Trustee and unitholder meetings of the Fund. The Chair of the Trustees also:

      (a)   sets the agenda for each meeting of the Trustees (in consultation with the Manager);

                                     - 13 -

      (b)   provides input to the Corporate Governance Committee on its recommendation to the Trustees for approval of (i) candidates for nomination or appointment to the Trustees; and (ii) members and chairs of committees of the Trustees;

      (c)   assesses whether the Trustees and their committees have appropriate administrative support, access to Fund personnel and access to outside advisors for the purposes of the Trustees fulfilling their mandates;

      (d)   in consultation with the Corporate Governance Committee, leads the review and assessment of Trustee meeting attendance, performance and compensation and the number and composition of the Trustees; and

      (e)   executes all contracts, documents or instruments in writing which require his signature.

      The position description for the Committee Chairs provides that each
Committee Chair shall:

      (a)   chair all committee meetings;

      (b)   provide leadership for the committee;

      (c)   act as the communication link between the Trustees and the applicable committee;

      (d)   review formal communication from the committee to the Trustees before dissemination to the Trustees;

      (e)   ensure that all matters requiring committee review or approval are brought to the committee in a timely and appropriate manner;

      (f)   co-ordinate, in consultation with the Chair of the Trustees and the
            Manager, the agenda, information packages and related events for committee meetings with the Manager and senior management of the
            Fund; and

      (g)   set the frequency of committee meetings and review such frequency from time to time as considered appropriate or as requested by the
            Trustees.

AUDIT COMMITTEE AND CORPORATE GOVERNANCE COMMITTEE

      Under the Declaration of Trust, the Trustees may appoint from their number committees to effect the administration of the Trustees' duties. The Trustees have established an Audit Committee comprised of all three Trustees of the Fund,
Christopher Bail (Chairman), Kenneth Moore and George Steeves, all of whom are independent and financially literate for purposes of MI 52-110.

      The Audit Committee is responsible for reviewing significant accounting, reporting and internal control matters, reviewing all published quarterly and annual financial statements and recommending their approval to the Trustees and assessing the performance of the Fund's auditors. The responsibilities and operation of the Audit Committee are more particularly set out

                                     - 14 -

in the Fund's Audit Committee Charter, a copy of which is included as Schedule B to the Fund's annual information form for its financial year ended December 31,
2005, a copy of which is available on SEDAR at www.sedar.com.

      The Trustees have also established a Corporate Governance Committee comprised of all three Trustees of the Fund, George Steeves (Chairman),
Christopher Ball and Kenneth Moore, all of whom are independent Trustees.

      The Corporate Governance Committee, which also serves as the Trustee nominating and evaluating committee and the compensation committee of the Fund, is responsible for reviewing the Fund's corporate governance practices and
Trustee compensation. The Committee will also consider from time to time the effectiveness of the Trustees and whether an increase to the number of Trustees is warranted.

ORIENTATION AND CONTINUING EDUCATION

      When a new Trustee is appointed or elected, the Corporate Governance
Committee is responsible for, among other things, assessing the orientation needs of such new Trustee and overseeing the development by the Manager of an orientation program for such Trustee. In addition, the Corporate Governance
Committee is responsible for assessing the development needs of each Trustee and establishing Trustee development programs.

ETHICAL BUSINESS CONDUCT

      The Fund has adopted a written code of business conduct and ethics (the
"CODE OF ETHICS") to assist all trustees, employees, officers, directors, agents and contractors of the Fund and each of its subsidiary entities, management and employees of the Manager and employees of Algonquin Power Systems Inc.
(collectively, "ALGONQUIN REPRESENTATIVES"). A copy of the Code of Ethics may be obtained upon request to the Manager at the following address: 2845 Bristol
Circle, Oakville, Ontario L6H 7H7 or on www.sedar.com.

      The Trustees are ultimately responsible for the implementation and administration of the Code of Ethics and have designated a compliance officer
(the "COMPLIANCE OFFICER") to assist the Trustees in this regard. The Compliance
Officer is responsible for, among other things, monitoring compliance with the
Code of Ethics and will provide a report to the Trustees on a quarterly basis on investigations and other significant matters arising under the Code of Ethics.

      The Fund has established confidential reporting procedures in order to encourage Algonquin Representatives to raise concerns regarding matters addressed by the Code of Ethics on a confidential basis free from discrimination, retaliation or harassment. The Trustees believe this encourages and promotes a culture of ethical business conduct. A violation of the Code of
Ethics may result in disciplinary action, which may include termination of an
Algonquin Representatives' relationship with the Fund or its subsidiary entities.

      The Trustees have not granted any waivers of the Code of Ethics in favour of a Trustee or executive officer of the Fund or the Manager and, accordingly, no material change report has been required or filed during the most recently completed financial year that pertains to any

                                     - 15 -

conduct of a Trustee or executive officer of the Fund or the Manager that constitutes a departure from the Code of Ethics.

NOMINATION OF TRUSTEES

      Due to the small number of Trustees, the Trustees have not created a separate nominations committee. The Corporate Governance Committee serves as the
Trustee nominating and evaluation committee of the Fund and will recommend new
Trustees as the need arises. The Chair of the Trustees also provides input to the Corporate Governance Committee on its recommendation to the Trustees for approval of candidates for nomination or appointment to the Trustees. As noted
above, all of the members of the Corporate Governance Committee are independent
Trustees which the Fund believes encourages an objective nomination process.

COMPENSATION

      The Corporate Governance Committee is also responsible for reviewing
Trustee compensation on an annual basis, or more frequently if required, in light of the risks involved in being an effective Trustee. In addition, in consultation with the Manager, the Corporate Governance Committee will make recommendations to the Trustees regarding the compensation of executive officers of the Fund who are not directors of the Manager and produce a report concerning executive compensation in compliance with Canadian securities law requirements.
The process by which executive compensation is established is described above under the heading "Executive Compensation - Report on Executive Compensation ".

ASSESSMENTS

      The responsibilities of the Corporate Governance Committee also include assessing, at least annually, the effectiveness and contribution of all Trustees as a whole, the Audit Committee, the Corporate Governance Committee, the chairs of the Audit Committee and the Corporate Governance Committee and each of the individual Trustees. In addition, the Chair of the Trustees, in consultation with the Corporate Governance Committee, leads the review and assessment of
Trustee meeting attendance, performance and compensation and the number and composition of the Trustees.

                 INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS

      Since December 31, 2002, other than as disclosed in this Circular and the
Fund's annual report and annual information form for the fiscal year ended
December 31, 2005, the Fund is not aware of any material interest of any current or proposed Trustee or officer of the Manager in any transaction or in any proposed transaction that has materially affected or will materially affect the
Fund.

                                 OTHER BUSINESS

      The Fund knows of no matters to come before the Meeting other than the matters referred to in the accompanying notice of meeting.

                                     - 16 -

                             ADDITIONAL INFORMATION

      Copies of the Fund's most recent annual information form (together with the documents incorporated therein by reference), comparative financial statements of the Fund for the fiscal year ended December 31, 2005, together with a report of the auditors thereon, management's discussion and analysis of the Fund's financial condition and results of operations for the fiscal year ended December 31, 2005 and this Circular are available upon request from the
Fund. This information, together with other important information regarding the
Fund, may be found at wvvw.sedar.com.

                               TRUSTEES' APPROVAL

            The contents and the sending of this Circular have been approved by the Trustees.

            DATED as of this 23rd day of March, 2006.

                                     By order of the Trustees

                             (Signed) Kenneth Moore

                                  SCHEDULE "A"

                           ALGONQUIN POWER INCOME FUND

                                   MANDATE OF
                                  THE TRUSTEES

--------------------------------------------------------------------------------

1.                PURPOSE

            1.1   The trustees (the "TRUSTEES") of Algonquin Power Income Fund
                  (the "FUND") have the power and authority to supervise the activities and manage the investments and affairs of the Fund.
                  The Trustees, directly and through their committees, provide direction to the administrator of the Fund and the manager of its subsidiary entities, Algonquin Power Management Inc. (the
                  "MANAGER"), in connection with the Manager's duties and
                  obligations under its administration and management agreements with the Fund and its subsidiary entities.

2.                MEMBERSHIP, ORGANIZATION AND MEETINGS

            2.1   GENERAL - The composition and organization of the Trustees, including: the number, qualifications and remuneration of
                  Trustees; residency requirements; quorum requirements; meeting procedures and notices of meetings are as established by the
                  Fund's Declaration of Trust, as amended and restated from time to time (the "DECLARATION OF TRUST").

            2.2   INDEPENDENCE - The Trustees shall establish independence
                  standards for the Trustees in accordance with the binding
                  requirements of any stock exchanges on which the Fund's
                  securities are listed and all other applicable laws
                  (collectively, the "APPLICABLE REQUIREMENTS"), and, at least annually, shall determine the independence of each Trustee in accordance with these standards. A minimum of a majority of the Trustees shall be independent in accordance with these standards.

            2.3   ACCESS TO MANAGEMENT AND OUTSIDE ADVISORS - The Trustees shall have unrestricted access to the management and employees of the Fund, its subsidiary entities and the Manager and
                  employees of Algonquin Power Systems Inc. whose duties include services to the Fund or any Fund entity. The Trustees shall have the authority to retain external legal counsel,
                  consultants or other advisors to assist them in fulfilling their responsibilities and to set and pay the respective
                  compensation of these advisors without consulting or obtaining the approval of any Fund officer or the Manager. The Fund
                  shall provide appropriate funding, as determined by the
                  Trustees, for the services of these advisors.

            2.4   SECRETARY AND MINUTES - The Trustees shall request that an officer of the Fund or the Manager, external legal counsel or any other person act as secretary of each meeting of the
                  Trustees. Minutes of meetings of the Trustees shall be
                  recorded and maintained and subsequently presented to the
                  Trustees for approval.

            2.5   MEETINGS WITHOUT MANAGEMENT - The Trustees shall, at least annually, hold unscheduled or regularly scheduled meetings, or portions of regularly scheduled meetings, at which management of the Fund and the Manager are not present.

3.                FUNCTIONS AND RESPONSIBILITIES

The Trustees shall have the functions and responsibilities set out below. In addition to these functions and responsibilities, the Trustees shall perform such duties as may be required by the Applicable Requirements and the
Declaration of Trust.

            3.1   STRATEGIC PLANNING

                  a.    Strategic Plans - At least annually, the Trustees shall
                        review and, if advisable, approve the Fund's strategic
                        planning process and short- and long-term strategic
                        plans prepared by the Manager. In discharging this
                        responsibility, the Trustees shall review the plans in
                        light of the Manager's assessment of emerging trends,
                        the competitive environment, risk issues and significant
                        business practices.

                  b.    Business Plans - The Trustees shall review and, if
                        advisable, approve the Fund's annual business plans.

                  c.    Monitoring - At least annually, the Trustees shall
                        review the Manager's implementation of the Fund's
                        strategic and business plans. The Trustees shall review
                        and, if advisable, approve any material amendments to,
                        or variances from, these plans.

            3.2   RISK MANAGEMENT

                  a.    General - At least annually, the Trustees shall, with
                        the assistance of the Audit Committee, review reports
                        provided by the Manager and management of the Fund of
                        material risks associated with the businesses and
                        operations of the Fund's subsidiary entities, review the
                        implementation by the Manager and management of the Fund
                        (collectively, "MANAGEMENT") of systems to manage these
                        risks and review reports by Management relating to the
                        operation of and any material deficiencies in these
                        systems.

                  b.    Verification of Controls - The Trustees shall, with the
                        assistance of the Audit Committee, verify that internal,
                        financial, non-financial and business control and
                        information systems have been established by Management
                        and that the Fund is applying appropriate standards of
                        corporate conduct for these controls.

            3.3   HUMAN RESOURCE MANAGEMENT

                  a.    General - At least annually, the Trustees shall, with
                        the assistance of the Manager, review the Fund's
                        approach to human resource management and executive
                        compensation.

                  b.    Succession Review - At feast annually, the Trustees
                        shall, with the assistance of the Manager and the
                        Corporate Governance Committee, as applicable, review
                        the Chair of the Trustees and the senior management
                        succession plans of the Fund.

                  c.    Integrity of Senior Management - The Trustees shall, to
                        the extent feasible, satisfy itself as to the integrity
                        of the Manager and its principals and other senior
                        management of the Fund.

            3.4   CORPORATE GOVERNANCE

                  a.    General - At least annually, the Trustees shall, in
                        conjunction with their duties as members of the
                        Corporate Governance Committee, review the Fund's
                        approach to corporate governance.

                  b.    Trustee Independence - At least annually, the Trustees
                        shall, in conjunction with their duties as members of
                        the Corporate Governance Committee, evaluate the Trustee
                        independence standards established by the Trustees and
                        the Trustees' ability to act independently from
                        Management in fulfilling their duties.

                  c.    Ethics Reporting- At least annually, the Trustees shall,
                        in conjunction with their duties as members of the
                        Corporate Governance Committee, review reports provided
                        by Management relating to compliance with, or material
                        deficiencies of, the Fund's Code of Business Conduct and
                        Ethics.

            3.5   FINANCIAL INFORMATION

                  a.    General - At least annually, the Trustees shall, in
                        conjunction with their duties as members of the Audit
                        Committee, review the Fund's internal controls relating
                        to financial information and reports provided by
                        Management on material deficiencies in, or material
                        changes to, these controls.

                  b.    Integrity of Financial Information - The Trustees shall,
                        in conjunction with their duties as members of the Audit
                        Committee, review the integrity of the Fund's financial
                        information and systems, the effectiveness of internal
                        controls and Management's assertions on internal control
                        and disclosure control procedures.

            3.6   COMMUNICATIONS

                  a.    General - At least annually, the Trustees in conjunction
                        with the Manager shall review the Fund's overall
                        communications strategy, including measures for
                        receiving feedback from the Fund's unitholders.

                  b.    Disclosure - At least annually, the Trustees shall
                        review Management's compliance with the Fund's
                        disclosure policies and procedures. The Trustees shall,
                        if advisable, approve material changes to the Fund's
                        disclosure policies and procedures.

            3.7   COMMITTEES OF THE TRUSTEES

                  a.    Trustees' Committees - The Trustees have established the
                        following committees of the Trustees: the Audit
                        Committee and the Corporate Governance Committee. As of
                        the date of this Mandate, these committees are comprised
                        of all of the Trustees. Subject to applicable law and
                        the Fund's Declaration of Trust, the Trustees may
                        establish other committees or merge any committee of the
                        Trustees with any other committee of the Trustees.

                  b.    Committee Charters - The Trustees have approved charters
                        for each committee and shall approve charters for each
                        new committee of the Trustees. At least annually, each
                        charter shall be reviewed, and, based on recommendations
                        of the Corporate Governance Committee and the Chair of
                        the Trustees, as applicable, approved by the Trustees.

                  c.    Delegation to Committees - The Trustees have delegated
                        for approval or review the matters set out in each
                        committee's charter to that committee.

                  d.    Consideration of Committee Recommendations - As
                        required, the Trustees shall consider for approval the
                        specific matters delegated for review to committees of
                        the Trustees.

                  e.    Trustees/Committee Communication - To facilitate
                        communication between the Trustees and each committee of
                        the Trustees, each committee chair shall provide a
                        report to the Trustees on material matters considered by
                        the committee at the first Trustees' meeting after each
                        meeting of the committee.

4.                TRUSTEE ORIENTATION AND EVALUATION

Each new Trustee shall participate in any orientation program for the Fund's
Trustees provided by the Manager.

At least annually, the Trustees shall evaluate and review the performance of the
Trustees, each of its committees, each of the Trustees and the adequacy of this mandate.

5.                CURRENCY OF MANDATE

This mandate was approved by the Trustees as of December 31, 2005.